As filed with the Securities and Exchange Commission on January 31, 2000
                          Registration No. 333-_______


                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        INFORMATION ANALYSIS INCORPORATED
             (Exact name of registrant as specified in its charter)

                                    Virginia
                         (State or other jurisdiction of
                         incorporation or organization)

                                   54-1167364
                                (I.R.S. Employer
                               Identification No.)

                        11240 Waples Mill Road, Suite 400
                             Fairfax, Virginia 22030
                                 (703) 383-3000
                          (Address, including zip code,
                       and telephone, including area code,
                  of registrant's principal executive offices)

                                Richard S. DeRose
                            Executive Vice President
                       Information Analysis Incorporated.
                        11240 Waples Mill Road, Suite 400
                             Fairfax, Virginia 22030
                                 (703) 383-3000
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

                                    Copy to:
                              Mark J. Wishner, Esq.
               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                       12021 Sunset Hills Road, Suite 310
                             Reston, Virginia 20190
                                 (703) 464-4800
                     --------------------------------------

Approximate date of commencement of proposed sale to public: At such time or times after the effective date of this Registration Statement as any Selling Shareholder shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         ------------------------------

                         CALCULATION OF REGISTRATION FEE

                                                         Proposed               Proposed
                                                          maximum                maximum
Title of each class                                      offering               aggregate           Amount of
of securities to be           Amount to be               price per              offering          registration
registered                     registered                unit (1)               price (1)              fee
---------------------------------------------------------------------------------------------------------------
Common Stock, par                1,625,000                $0.8125             $1,320,312.50          $348.57
value $.01 per share
---------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the Registrant's Shares on the Nasdaq OTC Bulletin Board on January 28, 2000.
                         ------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                        INFORMATION ANALYSIS INCORPORATED
          1,625,000 SHARES OF COMMON STOCK - (PAR VALUE $.01 PER SHARE)

         This prospectus relates to 1,625,000 shares of the common stock, $.01 par value, of Information Analysis Incorporated, a Virginia corporation, which may be offered from time to time by the selling shareholders who are named in this prospectus. 1,525,000 of these shares are issuable upon exercise of certain warrants issued in connection with a private placement that took place in December of 1999 in which units were sold. Each unit consisted of one share of common stock and one-half warrant. Each warrant is exercisable at $1.00 per share (excluding 250,000 of the warrants which are exercisable at $0.73 per share). We are not registering any of the shares contained within a unit. Additionally, we are registering 100,000 shares which are issuable to one of our employees as compensation. We will not receive any of the proceeds from the sale of the shares. We will bear the costs relating to the registration of the shares estimated to be approximately $10,948.57 . The following expenses will be borne by the selling shareholders: underwriting discounts and selling commissions, if any, and the fees of legal counsel, if any, for the selling shareholders in connection with the registration of the shares offered herein. The filing by us of this prospectus in accordance with the requirements of Form S-3 is not an admission that the person whose shares are included in this prospectus is an "affiliate" of ours.

         The shares are registered as a result of our agreement to register the shares in connection with certain transactions. We have been advised that each selling shareholder expects to offer his, her or its shares to or through brokers and dealers to be selected by the selling shareholder from time to time. In addition, the shares may be offered for sale through the over-the-counter market, through a market maker, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing. Each selling shareholder may pledge all or a portion of the shares owned by him, her or it as collateral in loan transactions. Upon default by any selling shareholder, the pledgee in such loan transactions would have the same rights of sale as such selling shareholder under this prospectus. Each selling shareholder may also transfer the shares owned by him, her or it in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholder under this prospectus. Each selling shareholder and any broker executing selling orders on behalf of any selling stockholder may be deemed to be "underwriters" within the meaning of the 1933 Act, in which event commissions received by any such broker may be deemed to be underwriting commissions under the 1933 Act. The shares are traded on the Nasdaq OTC Bulletin Board under the symbol IAIC. On January 28, 2000, the closing sale price of the shares, as reported by the Nasdaq OTC Bulletin Board, was $0.8125 per share.

Our executive offices are located, 11240 Waples Mill Road, Suite 300, Fairfax, Virginia 22030, and our telephone number is (703) 383-3000.

            THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         NO DEALER, SALESMAN, OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                The date of this prospectus is January 31, 2000.
       All of the securities to be registered hereby are to be offered for the account of security holders.

                                TABLE OF CONTENTS

                                                                      PAGE

WHERE YOU CAN FIND MORE INFORMATION ABOUT US............................3

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.......................3

RISK FACTORS............................................................4

THE COMPANY.............................................................7

RECENT EVENTS...........................................................8

USE OF PROCEEDS.........................................................8

DIVIDEND POLICY.........................................................8

SELLING SHAREHOLDERS....................................................9

PLAN OF DISTRIBUTION...................................................10

LEGAL MATTERS..........................................................10

EXPERTS................................................................10

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
FOR SECURITIES ACT LIABILITIES.........................................10

INFORMATION NOT REQUIRED IN PROSPECTUS.................................11

SIGNATURES.............................................................13

INDEX TO EXHIBITS......................................................14

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We are subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith we file reports and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024 of the SEC's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov. Additional updating information with respect to the shares being registered may be provided in the future to purchasers by means of appendices to this prospectus.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. This information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information. We incorporated by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1. Our Annual Report on Form 10-KSB for the year ended December 31,
1998.

         2. Our Quarterly Reports on Form 10Q-SB for the quarters ending March 31, 1999, June 30, 1999 and September 30, 1999.

         We will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference in this prospectus (other than exhibits to such documents which are not specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests should be directed to: Mr. Richard S. DeRose, Executive Vice President, Information Analysis Incorporated, 11240 Waples Mill Road, Suite 300, Fairfax, Virginia 22030, (703) 383-3000.

         This prospectus constitutes a part of a Registration Statement which we have filed with the SEC under the Securities Act of 1933 with respect to the shares. This prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related Exhibits thereto for further information with respect to us. Any statements contained in this prospectus concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES BEING OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED IN THIS PROSPECTUS BY REFERENCE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING THE SHARES OFFERED HEREBY. THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE FORWARD-LOOKING STATEMENTS WITHIN THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS. TO THE EXTENT THAT ANY OF THE STATEMENTS CONTAINED IN THIS PROSPECTUS RELATING TO OUR PRODUCTS AND OUR OPERATIONS ARE FORWARD LOOKING, SUCH STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND INVOLVE A NUMBER OF UNCERTAINTIES AND RISKS.

         REFERENCE IS ALSO MADE IN PARTICULAR TO THE DISCUSSION SET FORTH UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 AND IN OUR QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31, 1999, JUNE 30, 1999 AND SEPTEMBER 30, 1999 AND UNDER "DESCRIPTION OF BUSINESS" IN THE FORM 10-K, INCORPORATED INTO THIS PROSPECTUS BY REFERENCE. BOTH THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS AND THOSE INCORPORATED IN THIS PROSPECTUS BY REFERENCE ARE BASED ON CURRENT EXPECTATIONS THAT INVOLVE A NUMBER OF UNCERTAINTIES INCLUDING THOSE SET FORTH IN THE RISK FACTORS BELOW. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.

         SHIFT IN BUSINESS FOCUS. While, in fiscal years 1997, 1998 and 1999, we still derived most of our revenue from sales of our software conversion product to remedy the Year 2000 problem resident in certain computing environments, we have shifted our focus back to the development of application software and offering related services including software conversion, information systems reengineering, and systems integration. We expect to derive a substantial majority of our total revenue and net income from sales of these services in the future. Continued growth of our business will depend upon several factors, including demand for our services, our ability to develop new technology to meet the changing requirements of our customers, technological change and competitive pressures. There can be no assurance that our services will re-establish itself and grow.

         NEGATIVE CURRENT NET WORTH; MAY INCUR FUTURE LOSSES. We have a negative current net worth and have been incurring losses on our business operations for the past several years. We are not currently able to satisfy our obligations and require additional working capital. We may continue to incur operating losses. Operating results may be affected by factors beyond our control, such as the state of the economy, business conditions in general and the other factors discussed in this prospectus.

         NEED TO MANAGE CHANGING AND EXPANDING OPERATIONS. Our goal is to grow our business. If achieved, this growth may place a significant strain on our business resources, which have been reduced as a result of our recent losses. To manage this growth effectively, we may need to implement additional management information systems capabilities, further develop our operating, administrative, financial and accounting systems and controls, improve coordination among accounting, finance, marketing and operations and hire and train additional personnel. We may not successfully implement our expansion program in whole or in part. We cannot be certain that our management will be able to successfully identify, manage and exploit existing and potential market opportunities.

         MARKET IS HIGHLY COMPETITIVE. We do business in a market that is highly competitive, and we expect competition to intensify in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could harm our net revenue and results of operations. We may not be able to compete with current and potential competitors, many of whom have longer operating histories, greater name recognition, larger, more established customer bases and significantly greater financial, technical, and marketing resources. Further, some of our competitors provide or have the ability to provide the same range of services we offer. Also, competitors may compete directly with us by adopting a similar business model or through the acquisition of companies which can provide complementary products or services. Our failure to compete effectively in our markets would have a material adverse affect on our business.

         DEPENDENCE ON EXPERIENCED PERSONNEL; RELIANCE ON SENIOR MANAGEMENT. The success of our business depends to a large extent upon the efforts of our officers and management personnel. If we fail to attract, assimilate or retain highly qualified managerial and technical personnel our business could be materially adversely affected.

Our performance is substantially dependent on the performance of our executive officers and key employees who must be knowledgeable and experienced. We are also dependent on our ability to retain and motivate high quality personnel, especially management and highly skilled technical teams. The loss of the services of any executive officers or key employees could have a material adverse effect on our business. Our future success also depends on the continuing ability to identify, hire, train and retain other highly qualified managerial and technical personnel. Competition for such personnel is intense.

         REVENUE MAY BE INSUFFICIENT TO REVERSE LOSSES. We are hopeful that cash flow from operations will be positive; however, our losses may continue. We have several large potential contracts that are being negotiated, but if any of these contracts do not become finalized, it could have a material adverse effect on our operations.

         RAPID TECHNOLOGICAL CHANGE. The computer industry in general, and the market for our application software in particular, are characterized by rapidly changing technology, frequent new technology introductions, and significant competition. In order to keep pace with this rapidly changing market environment, we must continually develop and incorporate into our services new technological advances and features desired by the marketplace at acceptable prices. The successful development and commercialization of new services and technology involves many risks, including the identification of new opportunities, timely completion of the development process, the control and recoupment of development and production costs and acceptance by customers of our products. There can be no assurance that we will be successful in identifying, developing and marketing new service and technology, or that these services and technology will be accepted in the marketplace.

         PROTECTION OF PROPRIETARY TECHNOLOGY. Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our technology. There can be no assurance that competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, do not have or will not obtain patents that will prevent, limit or interfere with our ability to perform our services or intentionally infringe upon our proprietary rights. We rely in large part on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology, whether or not patented, or otherwise obtain access to our proprietary technology.

         CYCLICAL NATURE OF THE COMPUTER INDUSTRY. The computer industry is highly cyclical and has historically experienced periodic downturns. The cyclical nature of the computer industry is beyond our control. As an example, we experienced a substantial reduction in demand for Year 2000 computer solutions. A similar decrease in demand for our new applications and related services could materially adversely affect our business and products.

         UNCERTAINTIES RELATED TO COMPANY'S ABILITY TO RAISE ADDITIONAL NECESSARY CAPITAL. In December 1999, we completed a private placement of common stock which resulted in approximately $1.275 million in gross proceeds to the Company. However, because of our continuing losses from operations, we anticipate that unless revenues increase significantly, we will require additional capital in order to continue our operations. We have no assurance that we will be able to raise such additional capital, if needed, in a timely manner or on favorable terms, if at all. If we are unable to increase revenues significantly and/or secure additional financing, we could be forced to curtail or discontinue our operations.

         LOSSES. For the nine months ended September 30, 1999, we incurred a loss of $1,222,944 of revenues of $8,139,219. For the fiscal year ended December 31, 1998, we incurred a loss of $9,023,945 on revenues of $15,332,358. These losses are primarily the result of lower than expected demand for our services and technology in the Year 2000 remediation market combined with our making a large investment and commitment in that market.
It is possible that our losses could continue into the foreseeable future.

         VOLATILITY OF SHARE PRICE. Market prices for securities of technology companies have been volatile. The market price for our shares has fluctuated significantly, and it is likely that the market price will continue to fluctuate in the future. Quarterly fluctuations in operating results, announcements by us or our present or potential competitors, technological innovations or new commercial products or services, developments or disputes concerning patent or proprietary rights and other events or factors may have a significant impact on our business and on the market price of the shares.

         SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of shares in the public market could have an adverse effect on the price of our shares. As of January 26, 2000, approximately 5,018,673 shares of common stock were freely tradable on the open market. In addition, approximately 4,450,000 shares are eligible for sale pursuant to Rule 144 of the 1933 Act. Also, there were a total of 1,637,989 options and warrants to purchase shares outstanding as of January 26, 2000 pursuant to our stock option plans, and 1,608,989 of such options and warrants were vested and can be exercised at any time prior to their respective expiration dates.

         The shares offered hereby are issuable upon exercise of warrants to purchase shares issued to certain Shareholders in connection with our December private placement. The warrants are exercisable at any time prior to December 31, 2004 at an exercise price of $1.00 per share of shares. We have agreed to register for resale the shares underlying the warrants. We are obligated to register the shares sold in our December private placement within six months. All of the shares registered for resale by the holders thereof, including the shares offered hereby, may be reoffered and resold in the public trading market from time to time during the period we have agreed to maintain the effectiveness of the Registration Statement registering those shares.

         DILUTION. Dilution is likely to occur upon exercise of the warrants and also upon the exercise of existing stock options. The warrants can be converted into our shares of common stock at any time prior to December 31, 2004 at an exercise price of $1.00 per share of shares (excluding 250,000 of the warrants which may be converted into common stock at any time prior to December 31, 2006 at an exercise price of $0.73).

                                   THE COMPANY

         We are a Virginia corporation which was organized in 1979. We develop application software and offer related services including software conversions, information systems reengineering, and systems integration. Beginning in 1996, we began a concentrated effort to enhance our software conversion product to remedy the Year 2000 problem resident in certain computing environments. Recently, the focus of our business shifted back from Year 2000 computer solutions to providing a full range of software conversion, information system reengineering, and computer systems integration to both commercial and government clients. In the past, we have been engaged on a variety of projects including web solutions, re-engineering, system conversion, platform migration, and application testing.

         We have also been in the business of designing, creating, and automating solutions for the processing of data collected, assimilated, and distributed via the Internet. We specialize in engineering solutions that leverage an organization's investment in its present legacy systems by modernizing the interface to the Internet. Our personnel are able to create Internet applications that operate on stand-alone PCs and then interconnect these applications to the customer's legacy system. We have developed a modernization workbench tool, ICONS, to support the migration initiatives, which typically include client/server development, web enablement, and software reengineering services.

         Apart from computer system services, we provide contract personnel for planned workloads and supplementary staff to satisfy peak demands, and we can provide candidate screening and evaluation to assist our clients in satisfying their staffing needs. Overall, our clients have included, among others, Arbitron, MCI, Computer Sciences Corporation, IBM, Sprint, Citibank, the United States Customs Service, the United States Department of Energy, the United States Army, the United States Air Force, the Veterans Administration and the Federal Deposit Insurance Corporation.

         The mailing address and telephone number of our principal executive offices is 11240 Waples Mill Road, Suite 400, Fairfax, Virginia 22030, (703) 383-3000.

                                  RECENT EVENTS

         Between December 20 and 31, 1999, we raised approximately $1.15 million in capital from private sales of shares of our common stock to holders through the sale of 2,300,000 shares at a price of $0.50 per share. As part of such private placement, 250,000 shares additional were sold totaling $125,000 on January 21, 2000.

                                 USE OF PROCEEDS

         The selling shareholders are selling all of the shares covered by this prospectus for their own account. Accordingly, we will not receive any of the proceeds from the sale of the shares being registered. We may receive proceeds from the exercise of the warrants. We will use such net proceeds for general corporate purposes. We have agreed to bear the expenses relating to registration of the shares, other than brokerage commissions and expenses, if any, which will be paid by the selling shareholders.

                                 DIVIDEND POLICY

         We have not paid dividends since our inception and do not anticipate paying any dividends in the foreseeable future.

                              SELLING SHAREHOLDERS

         Except for the shares offered by Gerald Parsons, the shares offered by the selling shareholders are issuable upon exercise of warrants to purchase shares issued to the selling shareholders in connection with our December private placement, the form of the warrants is filed as Exhibit 99.1 to the Registration Statement of which this prospectus is a part. The shares offered by Gerald Parsons are issuable to him at his option as of February 1, 2000.

         The following table sets forth information with respect to the beneficial ownership of our shares by the selling shareholders as of December 31, 1999, as adjusted to reflect the sale of the shares offered hereby by each selling stockholder.


                                      Shares                                                        Shares
                                  Owned Prior to                  Number of                       Owned After
                                   Offering (1)                  Shares Being                     Offering (2)
                                   ------------                                                  -------------
Selling Stockholder             Number      Percent                 Offered                   Number      Percent
Joseph Kalb                      91,000        *                     25,000                   66,000        *
Harry Binder                    344,000        3.60                  50,000                  244,000        2.55
Alexander Zeltzer               150,000        1.58                  50,000                  100,000        1.05
Lev Paukman                     300,000        3.14                 100,000                  200,000        2.09
Raoul Biniaurishvill             75,000        *                     25,000                   50,000        *
Irina Benaur                     75,000        *                     25,000                   50,000        *
Eugene Khavinson                150,000        1.58                  50,000                  100,000        1.05
Roman Shlossberg                 75,000        *                     25,000                   50,000        *
Howard Bernstein                150,000        1.58                  50,000                  100,000        1.05
Gregory Lipkin                   75,000        *                     25,000                   50,000        *
Fernando Giancola               150,000        1.58                  50,000                  100,000        1.05
Steve Weintraub                  75,000        *                     25,000                   50,000        *
Michael Pento                    95,000        1.00                  25,000                   70,000        *
Henry Grinberg                  150,000        1.58                  50,000                  100,000        1.05
Leon Rubakhim                    75,000        *                     25,000                   50,000        *
B&J Realty, LLC                 150,000        1.58                  50,000                  100,000        1.05
Traditions, LP                1,500,000       15.05                 500,000                1,000,000       10.03
SCI Partnership                 250,000        2.57                 250,000                        0        *
C. Barry Zolot                  225,000        2.36                  75,000                  150,000         1.57
Gerald Parsons                  110,000        1.75                 100,000                   10,000         *


-------------------
(1) The number of shares of common stock issued and outstanding on January 26, 2000 was 9,468,673. The calculation of percentage ownership for each listed selling stockholder is based upon the number of shares of common stock issued and outstanding at January 26, 2000, plus the shares of common stock offered hereby by the selling shareholders, which are issuable upon exercise of the warrants, or in the case of Gerald Parsons, plus the shares to which he is entitled but have not yet been issued. The shares owned prior to the offering by each selling shareholder, other than Gerald Parsons, includes the warrants each such selling shareholder holds. A percentage ownership of less than one percent is indicated by an asterisk.

(2) Assuming all shares offered hereby are sold to unaffiliated third parties. A percentage ownership of less than one percent is indicated by an asterisk.

                              PLAN OF DISTRIBUTION

         The 1,625,000 shares of our common stock offered hereby may be offered and sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the Nasdaq OTC Bulletin Board or otherwise, at prices related to the then current market price or in negotiated transactions, including pursuant to an underwritten offering or one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for our account pursuant to this prospectus; (b) ordinary brokerage transactions and transactions in which a broker solicits purchasers; and (c) block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The selling shareholders may also sell the shares in accordance with Rule 144 under the 1933 Act.

         We have agreed to use diligent efforts to maintain the effectiveness of the registration of the shares being offered hereunder until the expiration date of the warrants (December 31, 2004) or such shorter period which will terminate when all of our shares issued or issuable upon exercise of the warrants have been registered under the 1933 Act and disposed of in accordance with an effective Registration Statement under the 1933 Act.

         The selling shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the 1933 Act. There can be no assurance that the selling shareholders will sell any or all of the shares offered hereunder.

         All proceeds from any such sales will be the property of the selling shareholders who will bear the expense of underwriting discounts and selling commissions, if any, and the selling shareholders' own legal fees, if any.

                               LEGALITY OF SHARES

         The validity of the issuance of our shares offered hereby is being passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Reston, Virginia.

                                     EXPERTS

         The financial statements of the Company as of December 31, 1998 incorporated by reference in this prospectus and elsewhere in the Registration Statement, have been audited by Rubino & McGeehin, Chartered, independent public accountants, as indicated in their reports with respect thereto, and are incorporated in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in therein and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The expenses relating to the registration of the shares will be borne by us. Other than the registration fee, the amounts stated are estimates.

                  SEC Registration Fee                              $348.57
                  Legal Fees and Expenses                         10,000.00
                  Accounting Fees and Expenses                       500.00
                  Miscellaneous                                      100.00
                                                                -----------
                           TOTAL                                 $10,948.57
                                                                ===========

         The selling shareholders will bear the expense of their own legal counsel, if any.

Item 15.  Indemnification of Officers and Directors

         Section 5 of the Amended and Restated Articles of Incorporation of Information Analysis Incorporated as filed with the Virginia State Corporation Commission provides as follows:

         5. Officer and Director Liability. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of a shareholder in the right of the Corporation, an officer or director of the Corporation shall not be liable for any damages assessed against such officer or director arising out of a single transaction, occurrence or course of conduct. However, the liability of an officer or director shall not be so limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of insider trading or manipulation of the market for any security.

Item 16.  Exhibits.

         The Exhibits to this Registration Statement are listed in the Index to Exhibits on Page 14.

Item 17.  Undertakings.

         A.       Rule 415 Offering

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the SEC pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Filings Incorporating Subsequent Exchange Act Documents by Reference

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Fairfax, Virginia on January 31, 2000.

                                        INFORMATION ANALYSIS INCORPORATED.


                                        By:  /s/ Sandor Rosenberg
                                           ------------------------------
                                            Sandor Rosenberg
                                            Chairman and President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sandor Rosenberg his attorneys-in-fact, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue of this prospectus.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                      Title                            Date

  /s/ Sandor Rosenberg         Chairman of the Board            January 31, 2000
---------------------------    and President
Sandor Rosenberg               (principal executive officer)


  /s/ Charles A. May, Jr.      Director                         January 31, 2000
---------------------------
Charles A. May, Jr.


  /s/ Bonnie K. Wachtel        Director                         January 31, 2000
---------------------------
Bonnie K. Wachtel


  /s/ James D. Wester          Director                         January 31, 2000
---------------------------
James D. Wester

                       INFORMATION ANALYSIS INCORPORATED.

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-3 REGISTRATION STATEMENT

Exhibit                                                               Sequential
Number     Description                                                  Page No.

3.1        Amended and Restated Articles of Incorporation                  n/a
           of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Annual
           Report on Form 10-K for the fiscal year ended
           December 31, 1998)

3.2        By-Laws of the Registrant (incorporated by                      n/a
           reference to Exhibit 3.2 to the Registrant's
           Registration Statement on Form S-18 dated
           November 20, 1986 (Commission File No. 33-9390)

5          Opinion of Mintz, Levin, Cohn, Ferris,                          15
           Glovsky and Popeo, P.C., with respect to the legality of the securities being registered
           (filed herewith)

23.1       Consent of Rubino & McGeehin, Chartered (filed herewith)        16

23.2       Consent of Mintz, Levin, Cohn, Ferris,                          15
           Glovsky and Popeo, P.C. (reference is
           made to Exhibit 5)

24         Power of Attorney  (filed in Part II of                         13
           this Registration Statement)

99.1       Form of Warrant                                                 17-23